Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

CDRV DELAWARE, INC.

FIRST:  The name of the Corporation is CDRV Delaware, Inc.

SECOND:  The Corporation’s registered office in the State of Delaware is at 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, par value $0.01 per share.

FIFTH:  The name and mailing address of the incorporator is as follows:

Meredith Silver
c/o Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022

SIXTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)   The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

(b)   The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c)   All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(d)   The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

(e)   No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

SEVENTH:  The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of February, 2004.

/s/ MEREDITH SILVER
Meredith Silver
Incorporator

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CERTIFICATE OF MERGER
merging

VWR INTERNATIONAL, INC.

into

CDRV DELAWARE, INC.

Pursuant to Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”), CDRV Delaware, Inc., a Delaware corporation (the “Corporation”), hereby certifies the following information relating to the merger (the “Merger”) of VWR International, Inc., a Pennsylvania corporation (“VWR”), with and into the Corporation:

FIRST:  The names and state of domicile of each of the entities constituent to the Merger are as follows:

Name	State of Domicile
CDRV Delaware, Inc.	Delaware
VWR International, Inc.	Pennsylvania

SECOND:  An Agreement and Plan of Merger, dated as of April 7, 2004 between the Corporation and VWR (the “Merger Agreement”), was entered into by the constituent companies and has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the DGCL.

THIRD:  The surviving corporation is CDRV Delaware, Inc. which will continue its existence as said surviving corporation, upon the effective date of the Merger, pursuant to the provisions of the laws of the State of Delaware.

FOURTH:  The certificate of incorporation of the surviving corporation shall be the certificate of incorporation of the Corporation except that such certificate shall be amended by the merger in that Article FIRST thereof shall read as follows:

“FIRST:  The name of the corporation is VWR International, Inc.”

FIFTH:  The Merger shall become effective immediately upon the filing of this certificate with the Secretary of State of the State of Delaware in accordance with Sections 253 and 103 of the DGCL.

SIXTH:  The executed Merger Agreement is on file at the principal place of business of the Corporation, which is located at 1310 Goshen Parkway, P.O. Box 2656, West Chester, PA 19380.

SEVENTH:  A copy of the Merger Agreement will be furnished by the Corporation, on request and without cost, to any stockholder of the Corporation or of VWR.

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IN WITNESS WHEREOF, this Certificate of Merger has been duly executed as of the 7th day of April, 2004, and is being filed in accordance with Section 103 of the DGCL by an authorized officer of the Corporation.

CDRV DELAWARE, INC.

By:	/s/ Richard Schnall
	Name:	Richard Schnall
	Title:	President

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